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                                   EXHIBIT 99
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Thursday February 8, 2001, 5:00 pm Eastern Time

Press Release

International Fuel Technology Announces Developments Relating to Potential Acquisitions

ST. LOUIS--(BUSINESS WIRE)--February 8, 2001--International Fuel Technology, Inc. (IFT) (OTC BB: IFUE - news), a St. Louis-based company involved in the development of pollution control technologies, announced that management's plans to consummate certain transactions involving related technologies have not materialized.

On October 16, 2000 IFT issued a press release announcing it had entered into a letter of intent to purchase certain assets from Don Thompson, the patent holder for a specialized filter technology. On October 31, 2000 IFT issued a press release announcing it had entered into a letter of intent to purchase the assets of Diesel Products, Inc. (DPI) DPI has developed and commercialized the Fuel Preporator, a patented fuel filter system that replaces the primary fuel filter in internal combustion engines, and effectively removes entrained air, particulate matter and water from fuel, thereby reducing harmful exhaust emissions while increasing engine performance. On October 10, 2000 IFT issued a press release announcing it had entered into a letter of understanding for a merger with Interfacial Technologies (UK) Ltd. (Interfacial), located in Manchester, England, which has developed an additive-based diesel fuel technology that specifically targets NOx and other pollution emissions from engines, as well as increased engine performance.

"Our focus on finalizing our financing arrangements with The International Investment Group and our efforts to continue developing the PEERfuel(TM) system have prevented us from consummating these transactions within the required timeframes," said William Lindenmayer, President of IFT. "Accordingly, Mr. Thompson, DPI and Interfacial are no longer under any obligation to work exclusively with IFT on these deals. Although we remain interested in moving forward with each of these acquisitions, we are unable to assure our stockholders that we will be able to complete any of these transactions or that, if they occur, they would be under similar terms and conditions to those originally discussed."

Statements contained in this release that are not strictly historical are forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to obtain financing adequate to fund its operations, the company's ability to generate revenues, the company's ability to develop a market for its products and other factors more fully described in the Company's literature and its filings with the Securities and Exchange Commission.

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Contact:
     International Fuel Technology Inc., St. Louis
     William Lindenmayer, 314/727-3333
     www.peerfuel.com
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